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EXHIBIT 8.2


                                     April 28, 2000


Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, NJ 07663

Sullivan & Cromwell
125 Broad Street
New York, NY 10004


                            Alexander's REIT Election




Dear Sirs:

                  In connection with the registration of 7,032,750 shares of common stock, par value $.04 per share, of Vornado Realty Trust on April 28, 2000 on the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration"), you have requested our opinion with regard to the election by Alexander's, Inc. ("Alexander's") to be treated for Federal income tax purposes as a real estate investment trust (a "REIT"), within the meaning of section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We understand that Alexander's has elected to be treated as a REIT initially for its taxable year ended December 31, 1995, and intends to continue to be so treated for subsequent taxable years.

                  In rendering this opinion, we have relied as to certain factual matters upon the statements and representations contained in the certificate provided to us by Alexander's (the "Alexander's Certificate") dated April 28, 2000. We have assumed that the statements made in the Alexander's Certificate are true and correct and that the Alexander's Certificate has been executed by appropriate and authorized officers of Alexander's.







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                  In rendering this opinion, with your permission we have also made the following assumptions, which are based on factual representations made by Alexander's and certified to us:

                  (a) Alexander's has made a valid election to be taxed as a REIT for its taxable year ended December 31, 1995, which election has not been, and will not be, revoked or terminated.

                  (b) Since January 1, 1995, the outstanding shares of Alexander's have been held by at least 100 or more persons, and such shares will continue to be held by 100 or more persons.

                  (c) Not more than 50 percent in value of the outstanding shares of Alexander's have been or will be owned directly or indirectly, actually or constructively (within the meaning of section 542(a)(2) of the Code, as modified by section 856(h) of the Code), by five or fewer individuals (or entities treated as individuals for purposes of section 856(h) of the Code) during the second half of every taxable year following the taxable year ended December 31, 1995.

                  (d) Alexander's will not receive or accrue (and since January 1, 1995, has not received or accrued) any amount from (i) any corporation in which it owns (or since July 1, 1994, has owned) 10 percent or more of the total combined voting power of all shares of stock entitled to vote or 10 percent or more of the total number of shares of all classes of stock of such corporation, or (ii) any unincorporated entity in which it owns (or since July 1, 1994, has owned) an interest of 10 percent or more in the assets or net profits of such person. For purposes of this assumption, ownership is determined in accordance with section 856(d)(5) of the Code.

                  (e) Alexander's has requested and maintained, and will continue to request and maintain, records concerning ownership of its outstanding shares in accordance with section 857(f)(1) of the Code and Treasury Regulations promulgated thereunder and predecessor requirements.

                  (f) Alexander's has made and will make distributions to its stockholders sufficient to meet the 95 percent distribution requirements of section 857(a)(1) of the Code for the taxable year for which the REIT election was made and every subsequent taxable year.

                  (g) For its taxable year ended December 31, 1995, Alexander's had a deficit in earnings and profits (as defined in the Code) in excess of its accumulated earnings and profits (if any) as of the close of its taxable year ended December 31, 1994.

                  Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and






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necessary, we are of the opinion that commencing with its taxable year ended
December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

                  Qualification of Alexander's as a REIT will depend upon the satisfaction by Alexander's and its subsidiaries (the "Company"), through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. No assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy all such requirements. We do not undertake to monitor whether the Company actually has satisfied or actually will satisfy the various qualification tests, and we express no opinion whether the Company actually has satisfied or actually will satisfy these various qualification tests.

                  This opinion is based on current Federal income tax law, and we do not undertake to advise you as to future changes in Federal income tax law that may affect this opinion unless we are specifically engaged to do so. This opinion relates solely to Federal income tax law, and we do not undertake to render any opinion as to the taxation of the Company under any state or local corporate franchise or income tax law.

                  We hereby consent to the use of our name and the reference to this opinion letter in the opinion letter given by Sullivan & Cromwell in connection with the Registration. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                                Very truly yours,

                                                /s/ Sherman & Sterling






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                                Alexander's, Inc.
                             Park 80 West, Plaza II
                             Saddle Brook, NJ 07663



                                                                  April 28, 2000


Shearman & Sterling
599 Lexington Avenue
New York, New York 10022

Ladies and Gentlemen:

                  The undersigned officer of Alexander's, Inc. (the "Company") hereby certifies on behalf of the Company that, after due inquiry, he has made the representations set forth below and affirms as of the date hereof the accuracy of such representations. The Company acknowledges and understands that Shearman & Sterling will be relying upon the accuracy of this certificate and these representations in (i) rendering an opinion regarding the election made by the Company to be treated for federal income tax purposes as a real estate investment trust (a "REIT") within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) allowing the Shearman & Sterling name and opinion to be included by reference in the opinion letter given by Sullivan & Cromwell in connection with the registration of 7,032,750 shares of common stock, par value $.04 per share, of Vornado Realty Trust on April 28, 2000 on the Registration Statement on Form S-3 under the Securities Act of 1933, as amended. In certain of these representations, the Company is relying on representations furnished to it by Vornado Realty Trust.

                  1. The Company has operated, and will continue to operate, in accordance with (i) its organizational document and (ii) the laws of the jurisdiction in which it is organized.

                  2. The Company has been, and will continue to be, managed by a board of directors.

                  3. Since January 1, 1995, the taxable year of the Company has been the calendar year.

                  4. The Company has made a valid election to be taxed as a REIT for its taxable year ended December 31, 1995, which election has not been, and will not be, revoked or terminated.







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                  5. For its taxable year ended December 31, 1995, the Company had a deficit in earnings and profits (as defined in the Code) in excess of its accumulated earnings and profits (if any) as of the close of its taxable year ended December 31, 1994.

                  6. For each taxable year of the Company commencing with the Company's taxable year ended December 31, 1995, at least 75 percent of the Company's annual gross income has consisted, and will continue to consist, of
(i) "rents from real property" within the meaning of Section 856(d) of the Code,
(ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not described in Section 1221(l) of the Code, or (iv) amounts described in Sections 856(c)(3)(D) through 856(c)(3)(I) of the Code.(1)

                  7. For each taxable year of the Company commencing with the Company's taxable year ended December 31, 1995, at least 95 percent of the Company's annual gross income has consisted, and will continue to consist, of
(i) the items of income described in paragraph 6 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in
Section 1221(l) of the Code, (iii) interest, (iv) dividends and (v) income derived from payments to the Company on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment.

                  8. Since January 1, 1995, the Company has not received or accrued, and will not receive or accrue, any amount (herein "service consideration"), directly or indirectly, with respect to any real or personal property in any case in which the Company or any wholly- owned subsidiary of the Company or any partnership or tenancy-in-common in which the Company has an interest (or any agent of any of the foregoing) furnishes or renders services to the tenants of such property, or manages or operates such property other than
(i) through an "independent contractor" with respect to the Company (within the meaning of Section 856(d)(3) of the Code) from whom or which the Company or such subsidiary, partnership or

--------------

(1) For purposes of these representations (i) all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" (as such term is defined in Section 856(i) of the Code) of the Company are treated as assets, liabilities and such items of the Company and (ii) the Company is deemed to own its proportionate share (determined in accordance with Treasury Regulations 'SS' 1.856-3(g)) of each of the assets of each partnership or tenancy-in-common in which it holds an interest (including as a result of the operation of clause (i)) and is deemed to be entitled to the income of the partnership or tenancy-in-common attributable to such share.






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tenancy-in-common, as the case may be, does not derive or receive any income;
(ii) services usually or customarily rendered in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-l(c)(5), or not rendered primarily for the convenience of the occupant of the real property, within the meaning of Treasury Regulations Section 1.512(b)-l(c)(5); or (iii) actions carried out by or on behalf of the directors of the Company as a part of performing their fiduciary duty to manage the Company, which need not be delegated or contracted out to independent contractors, pursuant to Treasury Regulations Section 1.856-4(b)(5)(ii), except that the Company may receive or accrue a de minimis amount of service consideration which does not (a) cause any amount included in the Company's gross income, other than such service consideration, to fail to qualify as "rents from real property" under Section 856(d) of the Code or (b) materially adversely affect the Company's ability to satisfy the standards relating to 75 percent and 95 percent of its gross income as set forth in paragraphs 6 and 7 hereof.

                  9. Since January 1, 1995, the Company has not received or accrued, and will not receive or accrue, rent attributable to personal property except with respect to a lease of real property where the average of the adjusted bases of the personal property at the beginning and at the end of the taxable year does not exceed 15 percent of the average of the aggregate adjusted bases of the real property and the personal property leased under such lease at the beginning and at the end of such taxable year within the meaning of Section 856(d)(1) of the Code.

                  10. Since January 1, 1995, the Company has not received or accrued, and will not receive or accrue, directly or indirectly, any rent or interest, where the determination of amount of rent or interest depends, in the case of rent, on the income or profits of any person from the property, and, in the case of interest, upon the income or profits of any person, except where interest or rent is based on a fixed percentage or percentages of receipts or sales within the meaning of Section 856(d)(2)(A) and Section 856(f)(1)(A) of the Code, and except that the Company may receive or accrue a de minimis amount of such rent or interest, provided that such amount does not materially adversely affect the Company's ability to satisfy the standards relating to 75 percent and 95 percent of its gross income as set forth in paragraphs 6 and 7 hereof.

                  11. The Company will not receive or accrue (and since January 1, 1995, has not received or accrued) any amount from (i) any corporation in which it owns (or since July 1, 1994, has owned) 10 percent or more of the total combined voting power of all shares of stock entitled to vote or 10 percent or more of the total number of shares of all classes of stock of such corporation, or (ii) any unincorporated entity in which it owns (or since July 1, 1994, has owned) an interest of 10 percent or more in the assets or net profits of such person. For purposes of this assumption, ownership is determined in accordance with section 856(d)(5) of the Code. Since January 1, 1995, the Company has complied, and will continue to comply, with the recordkeeping and filing requirements of Treasury Regulations Section 1.856-4(b)(4).






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                  12. Since January 1, 1995, at the close of each quarter of the
Company's taxable year, at least 75 percent of the value of the Company's total assets (as determined in accordance with Treasury Regulations Section
1.856-2(d)) has consisted, and will continue to consist, of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of the Company's operations, but not including receivables purchased from another person), and Government securities.

                  13. Since January 1, 1995, at the close of each quarter of the Company's taxable year, the Company has not beneficially owned, and will not beneficially own, securities in any one issuer (except for any securities qualifying as "real estate assets" within the meaning of section 856(c)(5)(B) of the Code) having an aggregate value in excess of 5 percent of the Company's total assets, as determined in accordance with Treasury Regulations Section 1.856-2(d).

                  14. Since January 1, 1995, at the close of each quarter of the Company's taxable year, the Company has not beneficially owned, and will not beneficially own, securities of any issuer (except for any securities qualifying as "real estate assets" within the meaning of section 856(c)(5)(B) of the Code) representing more than 10 percent of the outstanding voting securities of such issuer.

                  15. The Company has requested and maintained, and will continue to request and maintain, records concerning ownership of its outstanding shares in accordance with section 857(f)(1) of the Code and Treasury Regulations promulgated thereunder and predecessor requirements.

                  16. The Company has made, and will make, distributions to its stockholders sufficient to meet the 95 percent distribution requirements of section 857(a)(1) of the Code for the taxable year for which the REIT election was made and every subsequent taxable year. In this connection, the Company has complied with and will continue to comply with the distribution requirements imposed by Notice 88-19 in respect of "built-in gains" recognized by the Company.

                  17. Each distribution by the Company that is treated as a dividend within the meaning of Section 316 of the Code will qualify for the deduction for dividends paid under Section 561 of the Code, and without limiting the foregoing, the Company will not make any distribution that constitutes a preferential dividend as described in Section 562(c) of the Code.

                  18. At all times, the Company has beneficially held, and will continue to beneficially hold, all of its assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be includible in inventory at hand at the close of a taxable year or (ii) property held primarily for sale to customers in the ordinary course of the Company's trade or business.






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                  19. The Company has not held, and will not hold, a partnership interest, unless such partnership is treated at all times for federal income tax purposes as a partnership and not as an association taxable as a corporation (including a publicly traded partnership that is treated as a corporation under Section 7704 of the Code).

                  20. Since January 1, 1995, the outstanding shares of the Company have been held by at least 100 or more persons, and such shares will continue to be held by 100 or more persons.

                  21. Not more than 50 percent in value of the outstanding shares of the Company have been or will be owned directly or indirectly, actually or constructively (within the meaning of section 542(a)(2) of the Code, as modified by section 856(h) of the Code), by five or fewer individuals (or entities treated as individuals for purposes of section 856(h) of the Code) during the second half of every taxable year following the taxable year ended December 31, 1995.

                  22. In addition to those representations set forth in this officer's certificate relating to the qualification of the Company as a REIT, the Company has complied, and will continue to comply, with all other requirements under the Code (including, without limitation, Sections 856 through 860 of the Code) in order to qualify as a REIT for each of the Company's taxable years since January 1, 1995.


                  IN WITNESS WHEREOF, I have, on behalf of the Company, signed this officers certificate as of this 28th day of April 2000.

                                     ALEXANDER'S INC.


                                     By:   /s/ Irwin Goldberg
                                           -----------------------------------
                                           Name:  Irwin Goldberg
                                           Title: Treasurer